Exhibit 28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Securian Funds Trust

We consent to the use of our report dated February 23, 2015, incorporated herein by reference, on the financial statements of SFT Advantus Bond Fund, SFT Advantus Index 400 Mid-Cap Fund, SFT Advantus Index 500 Fund, SFT Advantus International Bond Fund, SFT Advantus Managed Volatility Fund, SFT Advantus Money Market Fund, SFT Advantus Mortgage Securities Fund, SFT Advantus Real Estate Securities Fund, SFT Ivy Growth Fund, SFT Ivy Small Cap Growth Fund, SFT Pyramis Core Equity Fund, and SFT T. Rowe Price Value Fund, each a series of Securian Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Minneapolis, Minnesota

April 24, 2015